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                                                                    EXHIBIT 11.1

                               GENERAL MAGIC, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                            Three-Month Periods Ended         Nine-Month Periods Ended
                                                  September 30,                     September 30,
                                              1996             1995             1996             1995
                                            --------         --------         --------         --------

Weighted average common shares
outstanding for the period

            Common stock                      26,144           25,310           26,017           22,302

            Preferred stock                       --               --               --            1,742
                                            --------         --------         --------         --------


Shares used in per share calculation          26,144           25,310           26,017           24,044
                                            ========         ========         ========         ========



Net loss                                    $(12,420)        $ (5,068)        $(31,098)        $(15,175)
                                            ========         ========         ========         ========


Net loss per share                          $  (0.48)        $  (0.20)        $  (1.20)        $  (0.63)
                                            ========         ========         ========         ========